Filed Pursuant to Rule 433 Registration No. 333-272447 Free Writing Prospectus dated August 12, 2024 to Preliminary Pricing Supplement dated August 12, 2024

Trigger Jump Securities Based on the Performance of the EURO STOXX 50® Index due September 3, 2027

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, underlying supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	Canadian Imperial Bank of Commerce
Underlying Index:	The EURO STOXX 50® Index ((Bloomberg symbol: SX5E)
Stated Principal Amount:	$1,000.00 per security
Issue Price:	$1,000.00 per security
Pricing Date:	August 30, 2024
Original Issue Date:	September 5, 2024 (3 Business Days after the Pricing Date)
Valuation Date:	August 31, 2027, subject to postponement for non-Trading Days and certain Market Disruption Events
Maturity Date:	September 3, 2027
Payment at Maturity per Security:

●      If the Final Index Value is greater than or equal to the Initial Index Value:

$1,000 + the greater of (i) $1,000 × Index Percent Change and (ii) Upside Payment

●      If the Final Index Value is less than the Initial Index Value but is greater than or equal to the Downside Threshold Level, meaning the value of the Underlying Index has declined by no more than 10% from its Initial Index Value:

$1,000

●      If the Final Index Value is less than the Downside Threshold Level, meaning the value of the Underlying Index has declined by more than 10% from its Initial Index Value:

$1,000 × Index Performance Factor

Under these circumstances, the Payment at Maturity will be significantly less than the Stated Principal Amount of $1,000, and will represent a loss of more than 10%, and possibly all, of your investment.

Upside Payment:	At least $348.50 per security (or at least 34.85% of the Stated Principal Amount), to be determined on the Pricing date
Index Percent Change:	(Final Index Value – Initial Index Value) / Initial Index Value
Index Performance Factor:	Final Index Value / Initial Index Value
Downside Threshold Level:	90% of the Initial Index Value
Initial Index Value:	The Closing Level of the Underlying Index on the Pricing Date
Final Index Value:	The Closing Level of the Underlying Index on the Valuation Date
CUSIP/ISIN:	13607XT23 / US13607XT231
Initial Estimated Value:	Between $930.50 and $950.50 per security, which is expected to be less than the price to public
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/1045520/000110465924088304/tm2420617d21_424b2.htm

Hypothetical Payout at Maturity

Percentage Change in Underlying Index	Return on Securities
100.00%	100.00%
75.00%	75.00%
40.00%	40.00%
34.85%	34.85%
20.00%	34.85%
10.00%	34.85%
0.00%	34.85%
-5.00%	0.00%
-10.00%	0.00%
-11.00%	-11.00%
-20.00%	-20.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

We have filed a registration statement (including an underlying supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read these documents and other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling toll-free at 1-833-931-0275.

Underlying Index

For more information about the Underlying Index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to the Structure of the Securities

●	The securities do not pay interest or guarantee return of any principal.
●	The amount payable on the securities is not linked to the Closing Level of the Underlying Index at any time other than the Valuation Date.

Risks Relating to the Underlying Index

●	An Investment in the securities is subject to risks associated with foreign securities markets.
●	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
●	Adjustments to the Underlying Index could adversely affect the value of the securities.

Conflicts of Interest

●	Certain business, trading and hedging activities of us and our affiliates may create conflicts with your interests and could potentially adversely affect the value of the securities.
●	There are potential conflicts of interest between you and the calculation agent.

General Risks

●	Payments on the securities are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the securities.
●	The Bank’s initial estimated value of the securities will be lower than the initial issue price (price to public) of the securities.
●	The Bank’s initial estimated value does not represent future values of the securities and may differ from others’ estimates.
●	The Bank’s initial estimated value of the securities will not be determined by reference to credit spreads for our conventional fixed-rate debt.
●	If CIBCWM were to repurchase your securities after the Original Issue Date, the price may be higher than the then-current estimated value of the securities for a limited time period.
●	Economic and market factors may adversely affect the terms and market price of the securities prior to maturity.
●	The securities will not be listed on any securities exchange and we do not expect a trading market for the securities to develop.

Tax Considerations

You should review carefully the discussion in “Additional Information About the Securities — United States Federal Income Tax Considerations” and “— Certain Canadian Federal Income Tax Considerations” in the accompanying pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus concerning the U.S. and the Canadian federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

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